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CONTENTS

Exhibit 14.1

Gexa Corp.
Code of Business Conduct

At Gexa, we conduct our business with the highest degree of honesty and ethical behavior. These standards are the cornerstone of our work. We are direct, clear, and ethical in our communications and actions. We speak with honesty, courage, and care. We are accountable for our words, our work, and our processes, which lead to a challenging and rewarding work environment.

This handbook sets forth Gexa's fundamental business values. It is by no means an exhaustive account, but rather a summary of some of the basic standards that underlie our business ethics and professional integrity; standards that apply to all Gexa employees. Specific policies may be discussed in greater detail in the employee manual. All employees are responsible for familiarizing themselves with all corporate policies.

After reading this policy, I encourage you to discuss its content with others and to ask questions if any items are not completely clear. Should you know of any events or transactions that violate these policies, your responsibility is to communicate the information promptly to your manager, or to me directly. Understanding, communicating, and working together are what make our policies effective and our workplace outstanding.

Neil Leibman,

/s/ Neil Leibman
Chairman of the Board and Chief Executive Officer,
Gexa Corp.

CONTENTS

COMPLIANCE IS SERIOUS BUSINESS
REPORTING POSSIBLE VIOLATIONS OF POLICIES
DISCIPLINARY ACTIONS
YOUR RESPONSIBILITIES TO GEXA AND ITS SHAREHOLDERS
Equal Opportunity
Conflicts of Interest
Gifts & Entertainment
Outside Employment
Outside Directorships
Business Interests
Related Parties
Other Situations
Disclosure
Protecting Gexa's Confidential Information
The Confidential Information Agreement
Disclosure of Confidential Information
Obligations Under Securities Laws—"Insider" Trading
Disclosure to SEC and Other Public Communications
"Insider" Trading
Obligations Under Other Laws
Use of Gexa's Assets
General
Computers and Other Equipment
Software
Use of E-mail
Use of the Internet
Maintaining and Managing Financial Records
Payment Practices
Accounting Practices
Political Contributions
Vendors, Contractors, and Consultants
Approval Limitations
RESPONSIBILITIES TO OUR SUPPLIERS, AND CONTRACTORS
Payments or Gifts from Others
Handling the Confidential Information of Others
Need-to-Know
Notes and Reports
ANNUAL FILING AND DISCLOSURE REQUIREMENTS
Annual Filing
Disclosing Amendments and Waivers
ACKNOWLEDGEMENT AND CERTIFICATION

GEXA CODE OF BUSINESS CONDUCT

COMPLIANCE IS SERIOUS BUSINESS

Gexa's policies about honest and ethical business conduct reflect the kind of company we strive to be. A fundamental responsibility of being a Gexa employee is respecting and adhering to our policies. Many Gexa policies also reflect the requirements of laws or regulations. Policy violations can create significant liability for Gexa, its directors, officers, and employees. Liabilities may result in monetary damages and may even threaten our ability to continue to do business.

In trying to determine whether any given action is appropriate, apply the "front-page test": Imagine that the action is going to be highlighted on page one of tomorrow's newspaper with all the details, including your photo. If you are uncomfortable with the idea of this information being made public, perhaps you should think again about your course of action. In any event, if you are unsure about the appropriateness of an event or action, do not hesitate to ask your manager or any officer of Gexa.

You will be required to certify annually on the form provided at the end of this Code of Business Conduct that you have received, read and understand this Code of Business Conduct and that you have within the current fiscal year complied and that you will continue to comply with this Code of Business Conduct. The signed form will be placed in your personnel file for permanent reference.

GEXA CODE OF BUSINESS CONDUCT

REPORTING POSSIBLE VIOLATIONS OF POLICIES

If you know of or suspect any conduct which you believe to be inconsistent with Gexa's policies or in violation of the law, you are obligated to promptly report it to one of the following:

•
your manager

•
Chief Executive Officer

•
the confidential Ethics Line at 1-877-888-0002

GEXA CODE OF BUSINESS CONDUCT

DISCIPLINARY ACTIONS

The matters covered in this Code of Business Conduct, are of the utmost importance to Gexa, its shareholders, and its business partners, and are essential to Gexa's ability to conduct business in accordance with its stated values. We expect all of our directors, officers, employees, contractors, and consultants to adhere to these rules in carrying out their duties for Gexa. For the purposes of this Code of Business Conduct, an "employee" shall include a Gexa director or officer.

Gexa will take appropriate action against any employee, contractor, or consultant whose actions are found to violate these policies or any other of Gexa's specific policies. Disciplinary actions may include immediate termination of employment or business relationship, at Gexa's discretion. Where Gexa has suffered a loss, it will pursue its remedies against the individuals or entities responsible. Where laws have been violated, Gexa will cooperate fully with the appropriate authorities. This Code of Business Conduct does not alter an employee's at-will relationship with Gexa.

GEXA CODE OF BUSINESS CONDUCT

YOUR RESPONSIBILITIES TO GEXA AND ITS SHAREHOLDERS

Equal Opportunity

Gexa's values include ethical actions, honesty, respect for others, and teamwork. Their exercise requires an environment that is open, supportive, and interdependent. No action could be more contrary to our values than discrimination.

Our policies prohibit discrimination and harassment of any kind. Each of us need to meet this obligation. Discrimination, harassment, slurs, or jokes based on a person's race, color, creed, religion, national origin, citizenship, age, sex, marital status, or mental or physical disability will not be tolerated. This applies to every Gexa employee and contractor.

GEXA CODE OF BUSINESS CONDUCT

YOUR RESPONSIBILITIES TO GEXA AND ITS SHAREHOLDERS

Conflicts of Interest

Each of us has a responsibility to Gexa, our shareholders, and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest may occur or appear to occur. Gexa is subject to scrutiny from many different individuals and organizations. We should always strive to avoid even the appearance of impropriety.

There are several situations that may result in a conflict of interest. The most common include:

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Accepting gifts and/or entertainment from suppliers, contractors, or other third parties with which Gexa does business.

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Being employed by another company while still a Gexa employee.

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Serving as a director on a competitor's board.

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Owning a significant part of or participating in another company or business.

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Communicating with competitors.

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Having close family relationships with outside suppliers, contractors, or consultants.

Consider these situations:

        Gifts and Entertainment.     It is not uncommon to receive gifts or entertainment from existing or potential suppliers and contractors. It is important to note, however, that in addition to increasing the cost of doing business, the receipt may lead to a perceived or actual conflict of interest. All gifts or entertainment received must be de minimis and must never be accepted prior to or immediately following the award of contracts. The gift or entertainment must never affect your motivations or decisions. You must disclose gift and entertainment opportunities to your manager or supervisor prior to accepting the gift or entertainment to better ensure transparency.

        Outside Employment.     You should not engage in any business outside of Gexa if it interferes with your performance or responsibilities to the Company. Our policies prohibit any employee from simultaneous employment with a Gexa supplier, customer, or competitor, and from taking part in any activity that enhances or supports a competitor's position.

        Outside Directorships.     It is a conflict of interest to serve as a director of a company in competition with Gexa. Although you may serve as a director of a Gexa supplier, or customer, you must first obtain approval from the Company's Chief Executive Officer before accepting a directorship, and any remuneration you receive should be of an amount equal to your responsibilities. If you serve as a director at the request of Gexa, you should not accept any remuneration for service.

        Business Interests.     If you are considering investing in the business interests of customers, suppliers, and competitors, you must first take great care to ensure that these investments do not compromise your responsibilities to Gexa. Many factors, including the size and nature of the investment, your ability to influence Gexa decisions, your access to confidential information, and the nature of the relationship between Gexa and the other business should be considered in determining whether a conflict situation exists. Typically, investments of less than two (2) percent of the total outstanding shares in companies listed on a national or international securities exchange, or quoted daily by Nasdaq or any other board, do not create a conflict. You must first obtain approval from the Company's Chief Executive Officer prior to investing in the business interests of customers, suppliers and competitors.

GEXA CODE OF BUSINESS CONDUCT

YOUR RESPONSIBILITIES TO GEXA AND ITS SHAREHOLDERS

Conflicts of Interest (cont.)

        Related Parties.     As a general rule, you should avoid conducting Gexa business with a family member or with a business in which a family member is associated in any significant role. If such a transaction is unavoidable, you must obtain prior approval from the Company's Chief Executive Officer. It is imperative that any dealings with a related party should be conducted in such a way that no actual or perceived preferential treatment is given to this business that would not otherwise be given to another business.

        Other Situations.     Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts in your mind, you should ask your manager or the managers in the Audit, Legal, or Human Resources departments before entering into the relationship or situation in question.

        Disclosure.     Annually, each employee will be required to disclose any potential conflicts of interest and attest to complying with the Foreign Corrupt Practices Act.

GEXA CODE OF BUSINESS CONDUCT

YOUR RESPONSIBILITIES TO GEXA AND ITS SHAREHOLDERS

Protecting Gexa's Confidential Information

Gexa's confidential and proprietary information is a valuable asset and includes but is not limited to prospective acquisition and divestiture activity, certain seismic interpretation, business strategies and tactics, and undisclosed financial information. Every employee has the responsibility to safeguard the information and never disclose it prematurely.

        The Confidential Information Agreement.     You may not disclose Gexa's confidential information to anyone or use it to benefit anyone other than Gexa without the Company's prior written consent. Abiding by this agreement is a fundamental condition of your employment, and you should take its provisions very seriously. This agreement remains in effect for as long as you work for Gexa and even after you leave the Company.

        Disclosure of Confidential Information.     To further Gexa's business, from time to time our proprietary information must be disclosed to potential business partners. However, such disclosure should never be done without carefully considering its potential benefits and risks. If you determine in consultation with your manager and other appropriate Gexa management that disclosure of confidential information is necessary, you must ensure that an appropriate written nondisclosure agreement has been signed by all parties—before any disclosure takes place. Additionally, no financial information other than that required by statutory-reporting requirements may be disclosed without the prior approval of the Company's Chief Executive Officer. Never send out or accept a nondisclosure agreement without reviewing it with the Chief Executive Officer.

Specific policies have also been established regarding who may communicate information to the press and the financial analyst community. All inquiries or calls from the press should be referred to the Chief Executive Officer.

GEXA CODE OF BUSINESS CONDUCT

YOUR RESPONSIBILITIES TO GEXA AND ITS SHAREHOLDERS

Obligations Under Securities Laws

        Disclosure to SEC and Other Public Communications.     Disclosure in reports and documents that Gexa files with, or submits to, the Securities and Exchange Commission and in other public communications made by Gexa shall be full, fair, accurate and timely.

        "Insider Trading."     From time to time, you may have access to information about Gexa's business that has not been disclosed to our shareholders and the investing public. Material undisclosed information about Gexa's business is called "inside" information and can include financial information, acquisition or divestiture plans, or other information that could affect the share price of our stock. Trading stock on the basis of inside information, regardless of how small or large the trade, is a serious violation of U.S. securities laws and, depending on the circumstances, the laws of other countries. This is true regardless of where in the world you reside (e.g. Canada). If you have material inside information about Gexa, you may not trade in Gexa stock from the moment you receive that information until after the close of the second trading day following public disclosure of the information. Additionally, you must not assist anyone else to trade in Gexa stock by improperly disclosing inside information to him or her.

Quarterly, all Gexa employees, officers and directors will be advised by the Company's Chief Executive Officer, Chief Financial Officer or Corporate Secretary not to trade in Gexa stock for a period of time before and after the quarterly and annual financial statements are released to the public (a "blackout period"). Remember, even if a trading "blackout period" is not in effect, you may not trade in Gexa stock if you have inside information.

Insider trading rules are strictly enforced and can carry severe penalties, even in instances when the financial transactions seem small. Please contact the Chief Executive Officer if you are unsure as to whether or not you are free to trade.

If you are an officer, director or member of Gexa's senior management team, you should also contact the Chief Executive Officer to receive approval before you trade in Gexa stock.

A final word on stock trading. Investors who sell shares of stock they do not own, hoping the stock will drop in value so they can repurchase it at a lower price, are said to be "short selling." This "betting against the Company" can sometimes have a detrimental impact on the stock price. As employees, we all have a stake in Gexa's success and can be hurt by short-selling activity. Additionally, since short selling is highly speculative, it may be subject to greater scrutiny by the Securities and Exchange Commission.

Obligations Under Other Laws

        All Gexa employees and agents shall comply with all applicable legal requirements, including but not limited to, applicable governmental laws, rules and regulations.

GEXA CODE OF BUSINESS CONDUCT

YOUR RESPONSIBILITIES TO GEXA AND ITS SHAREHOLDERS

Use of Gexa's Assets

        General.     Protecting Gexa's assets is a key fiduciary responsibility of every employee. Care should be taken to ensure that assets are not misappropriated, loaned to others, sold or donated without proper authorization.

        Computers and Other Equipment.     Gexa strives to furnish all employees with the equipment necessary to efficiently and effectively do their jobs. You have the obligation to care for that equipment and to use it responsibly. If you use Gexa equipment at your home or off site, take precautions to protect it from theft or damage, just as if it were your own. At the end of your employment at Gexa, you must immediately return all Company-owned equipment.

        Software.     All software used by employees to conduct Gexa business must be authorized copies. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or off site, since doing so constitutes copyright infringement and may expose you and Gexa to potential civil and criminal liability.

        Use of E-mail.     E-mail is a convenient, fast, and effective way to communicate with other employees and business partners. Irresponsible, careless, or insensitive statements in an e-mail can be taken out of context and used against you and the Company. Similarly, disparaging comments made against others could, under certain circumstances, constitute libel or a form of harassment. E-mail must only be used appropriately and professionally.

Please observe the following simple rules when preparing and sending e-mails:

•
Think carefully about what you wish to say. Avoid loose statements, unfounded assertions, angry responses, threats, speculations, or suppositions about the actions of Gexa, its employees, or third parties.

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Label e-mail messages containing confidential information appropriately (e.g. confidential, attorney-client communication). This tells the recipient how to treat the information in your message.

•
Copy only those persons on an e-mail who need to know what you are saying in order to do their jobs.

•
Keep in mind that e-mail messages can be, and usually are, subpoenaed in the event of litigation—even if Gexa is not a party to the lawsuit. Excepted are communications between attorney and client: if you need to address a sensitive legal question to Company counsel, label the e-mail "Attorney-Client Confidential" in the subject heading and do not copy anyone unless requested to do so by the attorney. Of course, not all messages require this procedure. When in doubt, call the Chief Executive Officer to discuss how to proceed.

Remember also that your Gexa e-mail account is established to conduct Gexa's business and enhance your productivity. E-mail sent or received on Gexa's e-mail system is the property of Gexa.

Please observe these additional guidelines when using Gexa e-mail:

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E-mail should not be used to further personal business opportunities or perform work for anyone other than Gexa.

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E-mail must never be used to send or receive unlawful, obscene, or offensive messages or files.

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E-mail must not be used to engage in political activities, to express personal opinions to journalists or to take public positions on issues without the prior consent of Gexa management.

GEXA CODE OF BUSINESS CONDUCT

YOUR RESPONSIBILITIES TO GEXA AND ITS SHAREHOLDERS

Use of Gexa's Assets (cont.)

        Use of the Internet.     Use of the Internet and its effect on business is still unfolding, obliging all of us to use it responsibly to conduct Gexa business and to enhance our expertise and productivity. Please remember that any screen display or printout of any subject, article, or Web page you access via the Internet can be viewed by others just as they might view a poster on your wall. Care should be taken to neither access nor display any offensive materials, which might be deemed a form of harassment as described in the Equal Opportunity section of this document.

GEXA CODE OF BUSINESS CONDUCT

YOUR RESPONSIBILITIES TO GEXA AND ITS SHAREHOLDERS

Maintaining and Managing Records

Keeping accurate books and records, and retaining them for retrieval, is an important part of our daily business. In fact, various laws require that records be accurate and that they be kept for minimum periods of time. Periodically disposing of documents that are no longer useful and do not need to be retained is just as important as knowing when to save information.

GEXA CODE OF BUSINESS CONDUCT

YOUR RESPONSIBILITIES TO GEXA AND ITS SHAREHOLDERS

Payment Practices

        Accounting Practices.     Gexa's responsibilities to its shareholders and the investing public, as well as its obligations under the laws governing corporations, require that all transactions be fully and accurately recorded in the Company's books and records. False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited. Such items violate Gexa policy and the law. Financial entries should be processed in a timely manner and all supporting documentation should fully and accurately describe the nature of the transaction. Gexa will provide prompt processing for reimbursing employees and vendors.

In addition to maintaining complete and accurate records, the Foreign Corrupt Practices Act (FCPA) states that it is a Federal crime for any U.S. business enterprise to offer a gift, payment or bribe, or anything else of value, whether directly or indirectly, to any foreign official, political party or party official, or candidate for foreign political office for the purpose of influencing, obtaining, retaining, or directing business to Gexa or to any other party. Even if the payment is legal in the host country, it is forbidden by the Act and violates U.S. law.

        Political Contributions.     Gexa reserves the right to communicate its position on important issues to elected representatives and other government officials, and the Company encourages its employees to exercise their civic rights and responsibilities. However, Gexa's funds or assets must not be used for, or contributed to, political campaigns or political practices without the prior written approval of the Company's Chief Executive Officer.

        Vendors, Contractors, and Consultants.     Gexa relies extensively on third parties to conduct its operations. Our relationships with them must always be proper, lawful, and documented, in fact and in appearance, wherever in the world they occur.

Contractual obligations must be set forth in a written agreement and must reflect the value to Gexa of the service being provided. They should never exceed amounts that are reasonable and customary in our industry. The service to be provided must be legal and proper. Payments must never be made in cash and may only be made against an accurate and complete invoice.

        Approval Limitations.     Approval authorities have been established for conducting Gexa business. All employees are expected to comply with the delegated approval authority.

GEXA CODE OF BUSINESS CONDUCT

RESPONSIBILITIES TO OUR SUPPLIERS AND CONTRACTORS

Payments or Gifts from Others

Never solicit or accept gifts, loans, or any other favors from anyone who is doing business with Gexa or who wishes to do business with Gexa. The only appropriate exceptions are inexpensive gifts having a value of U.S. $100 or less, or even a lower amount depending on local custom. You may accept infrequent business meals and entertainment, provided they are not lavish, excessive, or of a nature which might create the appearance of impropriety.

Sometimes, local customs may require that you exchange more valuable gifts with suppliers or customers. While we strive to respect local customs, gifts of this nature should not be exchanged without first obtaining approval from your manager. In any event, you should turn the gift received over to Gexa for appropriate disposition. The gift should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. Its nature and cost must always be disclosed.

GEXA CODE OF BUSINESS CONDUCT

RESPONSIBILITIES TO OUR SUPPLIERS AND CONTRACTORS

Handling the Confidential Information of Others

Gexa has many types of business relationships with many companies and individuals. Sometimes, they will volunteer confidential information about their products or business plans to induce Gexa to enter into a business relationship. At other times, we may request that a third party provide confidential information to permit the Company to evaluate a potential business relationship. Whatever the situation, we must take special care to handle the confidential information of others responsibly. The Chief Executive Officer and Company counsel can assist in drafting or reviewing third party confidentiality agreements.

        Need-to-Know.     Once a third party's confidential information has been disclosed to Gexa, we have an obligation to limit its use to the specific purpose for which it was disclosed and to disseminate it only to other Gexa employees who need to know the information. Every employee involved in a potential business relationship with a third party must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult the Chief Executive Officer.

        Notes and Reports.     When reviewing the confidential information of a third party under a nondisclosure agreement, it is natural to take notes or prepare reports summarizing the results of the review and, based partly on those notes or reports, to draw conclusions about the suitability of a business relationship. Notes or reports can include confidential information disclosed by the other party and should therefore be retained with other confidential documents and destroyed when appropriate.

GEXA CODE OF BUSINESS CONDUCT

ANNUAL FILING AND DISCLOSURE REQUIREMENTS

The following provisions of this Code of Business Conduct shall become effective upon the adoption by the Securities and Exchange Commission of rules to implement Section 406 of the Sarbanes-Oxley Act of 2002.

Annual Filing

A copy of this Code of Business Conduct shall be filed annually as an exhibit to Gexa's annual report on Form 10-K.

Disclosing Amendments and Waivers

Amendments to, and waivers of, this Code of Business Conduct shall be disclosed within two business days after the amendment or waiver, either by filing a Form 8-K, or if Gexa has disclosed in its most recently filed annual report on Form 10-K its intention to use its website for such purpose, by posting the disclosure on its corporate website; provided, however, that any waiver of this policy for a director or executive officer shall be approved by the Board of Directors or a committee of the Board of Directors. If posted on the website, the disclosure shall remain on the website for at least 12 months and be retained by Gexa for five years.

ACKNOWLEDGMENT AND CERTIFICATION
FOR
GEXA CODE OF BUSINESS CONDUCT

        I have received and read the Gexa Code of Business Conduct (the "Code"). I understand the standards and policies contained in the Code.

        Since the beginning of the current fiscal year or such or such shorter period of time that I have been a director, employee, contractor, or consultant of Gexa, I have complied with the Code. I further agree to comply with the Code for as long as I am subject thereto.

        If I have any questions concerning the meaning or application of the Code or any Gexa policies, I know I can contact my manager or any officer of the Company.

        I understand that if I know of any events or transactions that violate the Code, my responsibility is to communicate the information promptly to my manager, any officer of the Company, or the confidential Ethics Line at 1-877-888-0002

        I understand that this acknowledgment and certification will be placed in my personnel file for permanent reference.

Name
Signature
Date